Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into by and between AGEAGLE AERIAL SYSTEMS, INC., a Nevada corporation, on behalf of itself, its subsidiaries and other corporate affiliates (collectively referred to herein as the “Company”), and WILLIAM IRBY (“Executive”) (the Company and Executive are collectively referred to herein as the “Parties”) as of ________, 2024 (the “Effective Date”).

WHEREAS the Company is engaged in the business of production and sales of Unmanned Aerial Vehicles and related activities; and

WHEREAS Executive has been employed by the Company as President since February 12, 2024, pursuant to the terms and conditions of the Offer of Employment executed January 25, 2024 (“Offer”) attached as Exhibit A; and

WHEREAS Executive desires to be employed by the Company on the terms and conditions set forth herein and the Company desires to promote and employ Executive on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the agreements, promises, obligations, representations, restrictions and covenants contained herein and in consideration of Executive’s employment by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Executive, the Company and Executive hereby agree as follows:

1. Incorporation. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated hereby this reference.

2. Employment. In exchange for the Compensation (as defined in Section 3 hereof) and subject to the other terms and conditions hereinafter set forth, the Company hereby employs Executive as the Chief Executive Officer beginning April 15, 2024 (“CEO Commencement Date”). Notwithstanding the preceding sentence, Company and Executive acknowledge and agree that any employment of the Executive by the Company shall be “at will” and may be terminated by either Party at any time and for any reason or no reason. Executive accepts such employment and agrees to devote Executive’s full time to the Company business, including, but not limited to, the duties set forth in Exhibit B. Additionally, the Executive may have additional duties, assigned, removed or modified from time to time by the Company Board of Directors (the “Board”), but which shall include service on the Board, as a representative of Company’s Executive Team, simultaneously with serving at Chief Executive Officer. The Executive covenants, represents and warrants that Executive will, at all times, honestly and fairly conduct Executive’s duties as set forth in this Section 2 and will at all times maintain the highest of professional standards in representing the interests of the Company. Executive will comply with the Company’s policies, decisions and instructions, which may be changed by the Company over time. Further, the Executive shall keep records as directed by the Company and all records kept by the Executive relating to the Company’s business shall be the sole and absolute property of the Company.

3. Compensation. The compensation package set forth in this Section 3 shall replace the compensation terms set forth in the Offer and are not intended to be in addition to the prior terms. Adjustments have been made with respect to the base salary and to the number of RSUs. The RSU adjustment is intended to true up the total percentage of outstanding shares Executive could earn, under the terms and conditions set forth herein, in alignment with the percentage offered to the Executive pursuant to the Offer.

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a. Base Annual Salary. Beginning with the CEO Commencement Date, Executive will be paid $375,000 per year, in accordance with the Company’s standard payroll procedures, including appropriate federal, state and local withholdings and taxes, as required pursuant to any law or governmental regulation or ruling.

b. Sign On Bonus, Pursuant to the terms of the Company’s 2017 Omnibus Equity Incentive Plan (the “Plan”) and any related RSU award agreement, Executive will receive, following approval by the Board, a maximum of 31,004 RSUs, which may be reduced such that the value does not exceed $60,000 total award value, determined at the time of Board approval (the grant/award date), with 50% of the RSUs to cliff vest one year after Commencement Date (as defined in Exhibit A), and the remainder to cliff vest two years after Commencement Date. Vesting requires continued employment through each vesting date.

c. Sign On Performance Bonus RSU: Pursuant to the terms of the Plan and any related RSU award agreement, Executive will receive a maximum of 155,016 RSUs, RSU Performance Bonus component, which may be reduced such that the value does not exceed $300,000, with award value determined at close of business on the day the award is approved by the Board, with 34% of the total RSU award to cliff vest one year after the award date, based on achievement of performance goals as determined by the Board, 33% of the original award amount to cliff vest two years after the award date based on achievement of performance goals as determined by the Board for year two performance, and the remainder to cliff vest three years after the award date based on achievement of performance goals as determined by the Board for year three performance. Vesting requires continued employment through each vesting date.

d. First Year Performance Bonus Potential: Executive will be eligible to receive an annual performance bonus, which will be determined each year by the Compensation Committee and approved by the Board. The Performance Bonus is intended to be made up of cash and RSU awards; however, at the total discretion of the Board, either component may be replaced, in part or in full, by cash or RSUs, provided that the Cash Performance Bonus component awarded shall consist of at least fifty percent (50%) cash as follows: (i) Cash Performance Bonus component will be up to a maximum of $100,000 and (ii) Maximum of 31,004 RSUs, RSU Performance Bonus component, which may be reduced such that the value does not exceed $60,000, with award value determined at close of business on the day the award is approved by the Board, with 50% of the total RSU award to vest at the time of the award date and 50% of the original award amount to vest one year after the award date. Eligibility for the First Year Performance. Bonus will follow completion of the remainder of this (2024) calendar year of employment, with performance evaluated and Performance Bonus determination to occur no later than the end of the first quarter following the calendar year for which performance is being reviewed. The Performance Bonus is subject to continued employment with the Company through the end of the full calendar year for which the Cash Performance Bonus is being awarded and, for RSU Performance Bonus, through the date when the vesting occurs.

i. Timing of Performance Bonus. Except for First Year Performance Bonus, eligibility for the Performance Bonus will follow completion of one full calendar year of employment (January 1- December 31), with performance evaluated and bonus determination to occur no later than the end of the first quarter following the calendar year for which performance is being reviewed. The Performance Bonus is subject to Executive’s continued employment with the Company through the end of the full calendar year for which the cash bonus is being awarded and, for RSUs, through the date when the vesting occurs.

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ii. Assessment of Performance. The actual Performance Bonus amounts each year will be determined at the sole discretion of the Board based upon an assessment of a combination of Executive’s achievement of designated personal goals and the Company reaching designated corporate goals. Goals for a given calendar year will be established by the Board, in consultation with Executive.

The Board, in its sole discretion, may revise Executive’s compensation package, at any time, in accordance with a reasonable business purpose, including, but not limited to, review of Executive’s performance and of company performance. Generally, the Board shall review Executive’s compensation within sixty (60) days of the end of each full calendar year of employment. Furthermore, in the event that the Company shall effect any stock splits, all RSU awards/grants will be adjusted pursuant to Section 15.1 of the Plan.

4. Benefits. During the Term, as defined below, Executive shall be eligible to participate in and receive all benefits plans in effect from time to time for employees of the Company. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

5. Paid Time Off and Holidays. Executive shall be entitled to paid time off and holidays in accordance with the Company’s policy in effect for all employees. Executive is expected to take such leave at times as Executive determines in his reasonable discretion not to materially interfere with the Company business. Notwithstanding the preceding sentence, the Company shall have the discretion to modify the policy as appropriate for the business. Executive shall give the company reasonable advance notice of such leave. Executive shall accrue and receive full compensation and benefits during vacation leave periods in accordance with the appliable policies and/or plans of the company. Unused vacation time shall not entitle Executive to any additional compensation.

6. Expense Reimbursement. The Company shall reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder. Executive shall utilize the expense system (currently “Concur”) and follow the expense reimbursement policy in effect at that time. Executive shall furnish the Company with evidence of such expenses as required to comply with the reporting and reimbursement policies established by the company from time to time.

7. Term and Termination. This Agreement shall commence on the Effective Date and continue in effect (the “Term”) until terminated by either party in accordance with this Section 7. Either party may, at any time, terminate this Agreement, with or without cause, and although Executive’s employment is “at will,” ninety (90) days prior written notice shall be given to the other party. The company may, at its option in lieu of a full ninety (90) day notice, pay Executive for all or any part of such notice period and terminate Executive’s employment hereunder immediately. Termination of this Agreement shall terminate both Executive’s role as CEO and Executive’s service as a member of the Board.

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a. With Cause. In addition, the Company may immediately terminate this Agreement upon any of the following events, with cause, without notice:

i. Executive shall have breached any of his material obligations under this Agreement, any other agreement with the Company or any of the Company’s policies as then in effect;

ii. Executive shall have engaged in harassment of, or other illegal conduct with regard to, Company’s other employees, contractors, representatives, customers or vendors;

iii. Executive’s negligence, neglect or disregard of duties in the performance of the Executive’s Duties or otherwise;

iv. Executive shall have engaged in any illegal conduct or other wrongful conduct with respect to the Company;

v. Executive’s commission of any act involving dishonesty or moral turpitude, including without limitations corporate theft, misappropriation of funds, breach of duty, fraud, self-dealing or other intentional harm against the Company; or

vi. Executive’s conviction of or pleading nolo contendere to any felony crime, other than traffic offenses.

b. Change of Control. Change of Control shall include a sale of the outstanding equity securities or assets of the Company and/or all or substantially all of its Subsidiaries by the holder(s) thereof to any Person (other than the company, any Subsidiary or any Affiliate of any of the foregoing) pursuant to which such Person, together with its Affiliates, directly or indirectly acquires (whether in one or multiple transactions) or otherwise owns, (1) more than fifty-one percent (51%) of the outstanding equity securities of the Company and/or all or substantially all of its Subsidiaries (whether by merger, consolidation, sale, transfer or otherwise), or (2) more than fifty-one percent (51%) of the assets of the Company and/or its Subsidiaries. Change of Control shall allow Executive to qualify for Severance as defined in Section 8 below, provided that Executive is terminated by the Company due to the Change of Control defined herein.

8. Severance. In the event the Company terminates this Agreement for reasons other than those set forth under Section 7(a), Executive shall be eligible to receive “Severance Benefits’ as follows:

a. Salary Component. If termination occurs for reasons qualifying Executive for Severance, under this Section 8, within the first two (2) years of Executive’s employment (from Commencement Date), Executive shall receive three (3) months of Executive’s base salary; if termination occurs for reasons qualifying Executive for Severance, under this Section 8, after two (2) years of Executive’s employment (from Commencement Date), Executive shall receive six (6) months of Executive’s base salary.

b. Health Plan COBRA Reimbursement. If termination occurs for reasons qualifying Executive for Severance, under this Section 8, within the first two (2) years of Executive’s employment, (from Commencement Date) Executive shall receive three (3) months of reimbursement towards the cost of actual COBRA premiums paid by Executive; if termination occurs for reasons qualifying Executive for Severance, under this Section 8, after two (2) years of Executive’s employment (from Commencement Date), Executive shall receive six (6) months of reimbursement towards the cost of actual COBRA premiums paid by Executive. Notwithstanding the preceding sentence, should the Executive be eligible for group health insurance benefits from another employer prior to the expiration of the three (3) or six (6) months reimbursement set forth herein, such reimbursement shall terminate as of the date of Executive’s eligibility for such group health benefits.

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Severance Benefits as outlined in this Section 8 shall be contingent upon Executive signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to Executive by the Company on or about the date of Executive’s termination of employment (the Separation Agreement”). Severance Benefits shall also be contingent upon Executive’s professional cooperation in the timely transfer, to the person(s) identified by the Board, of information/knowledge associated with Executive’s duties.

9. Representations and Acknowledgements. Executive acknowledges and agrees that: (i) among the Company’s most valuable and indispensable assets are its Confidential Information and its close relationships with its Customers (defined below) and Suppliers (defined below, which includes, without limitation, employees), which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with Executive’s employment with the Company, Executive will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense and support, special and close relationships with the Company’s Customers and Suppliers; (iii) Executive would not be able to engage in the activities restricted by the provisions of Sections 11 through 13 without using or disclosing Confidential Information and trade secrets of the Company; (iv) the Company’s Confidential Information and close relationships with its Customers and Suppliers must be protected; (v) the Company is employing or continuing to employ Executive only because of the promises and acknowledgements that Executive makes in this Agreement; (vi) to the extent required by law, the covenants in this Agreement are reasonable and do not impose a greater restraint on Executive than is necessary to protect the Company’s Confidential Information, close relationships with its Customers and Suppliers, and other legitimate business interests; (vii) Executive’s compliance with such covenants will not inhibit Executive from earning a living or from working in Executive’s chosen profession; and (viii) any breach of such covenants will result in the Company being placed at an unfair competitive disadvantage and cause the Company serious and irreparable harm to its business.

10. Confidentiality and Disclosure of Information. In the course of Executive’s employment hereunder, Executive will receive, contribute to the production of, become privy to the Company’s Confidential Information (as hereinafter defined). Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive will cause irreparable harm to the Company, for which remedies at law will not be adequate.

a. Non-Disclosure. Executive agrees that during and in perpetuity after Executive’s employment by Company, Executive shall (i) hold in confidence and treat all Confidential Information as strictly confidential; (ii) not directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever, except as required in the good faith performance of Executive’s duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the good faith performance of Executive’s duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. To the extent permitted by applicable law, Executive shall promptly provide written notice of any such order to an authorized officer of the Company after receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. Executive agrees that during Executive’s employment by Company and in perpetuity thereafter, Executive shall hold in confidence and shall not directly or indirectly reveal report, publish, copy, duplicate, disclose, transfer or otherwise misappropriate any Confidential Information to any person or entity, or utilize such Confidential Information for any purpose, except within the course of Executive’s employment with Company.

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b. No Right to Retain. All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any form or media in any way incorporating or reflecting any Confidential Information of Company shall belong exclusively to Company. Upon termination of his employment for any reason, or at any time Company may request prior thereto, Executive shall immediately surrender and turn over to Company any of Company’s property whatsoever and all Confidential Information of Company, whether the same be in writing, print, copy, audio or video tape, computer program or disc, picture, or any other medium whatsoever, and whether appearing in original documents, summaries, excerpts, abstracts or other formats, and shall provide Company with all information necessary to access and use said Confidential Information. Executive shall have no right to retain any originals or copies of the foregoing for any reason whatsoever after termination of his employment hereunder without the express prior written consent of Company and, upon termination, Executive shall certify in writing that he no longer possesses and has not distributed or retained any Confidential Information of Company or any of Company’s property whatsoever.

c. Exceptions. Notwithstanding the terms of this Agreement, the obligation of Executive to protect the confidentiality of any Confidential Information shall terminate as to any information or materials which: (i) are, or become, public knowledge through no act or failure to act of Executive in violation of Executive’s obligations to the Company; (ii) are publicly disclosed by the proprietor thereof; (iii) are lawfully obtained without obligations of confidentiality by Executive from a third party after reasonable inquiry regarding the authority of such third party to possess and divulge the same; (iv) are independently developed by Executive from sources or through persons that Executive can demonstrate had no access to Confidential Information; or (v) are lawfully known by Executive at the time of disclosure other than by reason of discussions with or disclosures by Company. Executive’s confidentiality obligations set forth herein shall not be interpreted or applied in a manner that would conflict with Executive’s rights, if any, under the NLRA, as defined and further described in Section 18.

d. Confidential Information Defined. As used in this Agreement, “Confidential Information” means information or material, whether oral or written, that is proprietary to Company or designated (either expressly or by virtue of the manner in which such information or material is traditionally treated in business settings) as confidential information by Company and not generally known by non-Company personnel, which Executive may develop or which Executive may receive, obtain knowledge of or become privy to through or as a result of Executive’s relationship with Company (including information conceived, originated, discovered or developed in whole or in part by Executive). “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, names of employees and information related to them, customer names, contacts, and other information related to customers, price lists, pricing policies, and financial data, information and projections. “Confidential Information” also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as “Confidential Information,” whether or not owned or developed by Company. Information that is publicly known and that is generally employed by the trade or generic information or knowledge which Executive would have learned in the course of similar work elsewhere in the trade is not intended to and shall be deemed not to be a part of the “Confidential Information.”

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e. Non-Exhaustive. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

f. Disclosure of Trade Secrets Exception. Executive acknowledges that Executive has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1839) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

11. Agreement Not to Solicit Customers. Executive agrees that during his employment by Company and for a period of eighteen (18) months following termination of such employment for any reason whatsoever, Executive shall not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, actually or attempt to, (i) solicit, initiate contact with, call upon, or otherwise enter into a relationship with any customers or actively sought prospective customers of Company with whom Executive had material contact during his employment with Company or about which Executive obtained Confidential Information (collectively, “Customers”), for the purpose of soliciting, selling, diverting to or otherwise providing products or services that are the same or similar to, or otherwise compete with, those of the Company (collectively, “Competitive Activities”), including, without limitation, engaging in the business of design, manufacture or sale of unmanned aerial aircraft technologies, unless agreed to in writing by both parties; or (ii) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company. For purposes of this Agreement, “material contact” exists between Executive and each Customer with whom Executive personally interacts on behalf of Company, whether such interaction is conducted in person, in writing, by telephone or by other form of communication.

12. Agreement Not to Solicit Employees and Independent Contractors. Executive agrees that during Executive’s employment by Company and for a period of eighteen (18) months following termination of such employment for any reason, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service of, or on behalf of others, actively encourage or induce the voluntary termination of, or recruit or hire, or attempt to recruit or hire, any person(s) then employed by or associated with Company as an employee or, on an exclusive basis, an independent contractor, consultant or other supplier of goods or services to the Company (collectively, “Suppliers”), whether or not such recruit or hire is a full-time, part-time or temporary employee, independent contractor or consultant, and whether or not such employment or other engagement is for a determined period or is at-will, for the purpose of employment, consultancy, or serving as an independent contractor for, directly or indirectly, any business entity which engages in the business of design, manufacture and sale of unmanned aerial aircraft technologies.

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13. Agreement Not to Compete. Executive agrees that during Executive’s employment by Company and for a period of eighteen (18) months following termination of such employment for any reason, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service of, or on behalf of others, actually or attempt to, engage in the business of providing products or services that are the same or similar to, or otherwise compete with, those of the Company, including, without limitation, engaging in the business of design, manufacture or sale of unmanned aerial aircraft technologies, within the Territory (as defined below). As used herein, “Territory” means any state in the United States or any foreign country in which the Company is doing business or in which it is contemplating to do business pursuant to a then current business plan.

14. Proprietary Rights.

a. Work Product. Executive agrees that all inventions, ideas, writings, works of authorship, technology, discoveries, copyrightable or patentable subject matter, and other work product of any nature whatsoever that, in whole or in part, that are made, conceived, created, prepared, produced, authored, edited or amended (i) through the use of any of the Company’s Confidential Information or any of the Company’s equipment or facilities or (ii) by Executive, individually or jointly with others, during the period of Executive’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall belong exclusively to Company and shall be considered part of Confidential Information (as the case may be) for purposes of this Agreement. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, specifications, customer information, customer lists, manufacturing information, marketing and advertising information, and sales information.

b. Work Product Protections. Company, its designees, and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Work Product in any and all countries. Executive shall provide reasonable assistance to Company (at Company’s expense) to obtain and from time to time enforce patents, copyrights, and other statutory or common law Intellectual Property Rights for such Work Product in any and all countries. To that end, Executive shall execute, during and after his employment with Company, all documents reasonably related to the application, procurement, and enforcement of patents, copyrights, and other statutory or common law protections, as the Company or its counsel may request, together with any assignments thereof to Company or its designee.

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c. Work Made for Hire; Assignment. Executive acknowledges that, by reason of being engaged by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

d. Further Assurances; Power of Attorney. During and after Executive’s employment by the Company, Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

e. Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

f. No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

g. No infringement. Executive represents and warrants to the Company that all Work Product Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

h. License to Prior Invention. If Executive in the course of Executive’s employment for the Company incorporates into a Company product Work Product that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Executive hereby represents and warrants that all Prior Inventions have been listed by Executive on Exhibit B hereto or, if no such list is attached, that there are no Prior Inventions. Executive will not incorporate any Work Product owned by any third party into any Company Work Product without the Company’s prior written permission.

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i. License to Information and Likeness. The Company shall have the right, but not the obligations, to use Executive’s name, photograph, likeness and approved biographical data for the purpose of advertising, marketing, promoting, publicizing and exploiting any matter related to the Company, its products and services and/or Executive’s duties performed hereunder.

j. Severability. To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an Executive agreement the assignment of certain classes of inventions made by an Executive, this Section 14 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

15. Conflicts of Interest. During the term of his employment Executive shall not engage in activities or practices involving any possible conflict of interest. These activities or practices may subject Executive to disciplinary action, up to and including termination of employment. Executive should avoid at all times the appearance of, as well as an actual, conflict of interest.

a. Conflicts Defined. Conflicts of interest activities or practices include, but are not limited to: engaging in business conduct that is damaging to the reputation of the Company, accepting outside employment in any organization that does business with the Company or is a competitor of the Company, investing or having a financial interest in a private company which does business with the Company or having stock ownership in a publicly traded company which does business with the Company if the relationship(s) may influence Executive’s business decisions (this applies to Executive and to close relatives and is applicable at the time of hire and at any time during the course of employment). If an individual does own stock in a company that does business with the Company, the relationship should be disclosed upon employment and all significant business dealings with that company will be reviewed.

b. Gifts. Executive may not accept gifts from any person or company doing or seeking to do business with the Company. Executives are allowed to accept advertising novelties and other gifts of nominal value.

c. Offers of Items of Value. Executive may not give, offer, or promise, directly or indirectly, anything of value to any representative of any company doing business with the Company.

d. Selection of Vendors. Executive may not select vendors on the basis of anything other than the merit of their products or services or prices for such products or services.

e. Media Contact. Discussing company information, with the press, that a reasonable person could determine will be detrimental to the Company or its reputation, without prior authorization from management is also a conflict of interest.

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16. Security and Access. Executive agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

a. Company Property. Executive acknowledges and agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, other work areas and other Facilities and Information Technology Resources, is subject to inspection by personnel of the Company at any time with or without notice. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s Facilities and Information Technology Resources and that Executive’s activity and any files or messages on or using any of such Facilities and Information Technology Resources may be monitored at any time without notice.

b. Exit Obligations. Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Company’s request at any time during Executive’s employment, Executive shall (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (b) delete or destroy all copies of any such documents and materials following return to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.

17. Non-disparagement. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, statements or gestures concerning the Company’s products or services, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about the Company’s employees and officers. Notwithstanding the foregoing, this Section 17 shall not be interpreted or applied in a manner that would conflict with Executive’s rights, if any, under the NLRA, as defined and described in Section 18 below. Further, this Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) good faith intra-Company communications made for legitimate business reasons.

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18. NLRA Compliance. It is the policy of the Company to comply with the National Labor Relations Act (“NLRA”), including without limitation, Section 7 thereof. Thus, to the extent Executive is covered by the NLRA, nothing herein, or in any other the agreement between Executive and the Company or Company policy, shall prohibit Executive together with other Company employees from (i) self-organizing, forming joining or assisting labor organizations; (ii) bargaining collectively through representatives of their own choosing; (iii) discussing wages, hours, working conditions, other labor policies or unionism or for the purpose of collective bargaining or other mutual aid or protection; or (iv) posting pictures or videos of employees engaged in such activities or other activities involving collective bargaining or other mutual aid or protection. However, the Company has an “open door” policy and encourages employees to address such matters instead with their supervisors or a member of management.

19. Remedies. Executive acknowledges that the Company’s Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive, or any other material breach of Executive’s promises and covenants herein, will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Additionally, each of the covenants and restrictions to which Executive is subject under this Agreement, including, without limitation those in Sections 11 through 13, shall each be construed as independent of any other provision in this Agreement or any other agreement between Executive and the Company, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

20. Goodwill, Loyalty and No Conflict.

a. Goodwill. The Executive acknowledges and agrees that the Company provides the opportunities and the resources for the Executive to initiate, establish, develop and/or enhance contacts and relationships within the business of the Company. Further, the Executive acknowledges and agrees that the Company will provide immediate and continuing access to Confidential Information as may be appropriate. All goodwill and other benefits (collectively, the “Goodwill”) derived from such efforts described in this paragraph shall inure solely to the benefit of the Company. The Executive recognizes that the Goodwill is a valuable asset of the Company. The Executive acknowledges that, in exchange for the covenant and considerations described herein (including, without limitation, the disclosure and access to Confidential Information described in this Agreement), the Executive agrees to comply with the Restrictive Covenants and to refrain from using the Goodwill for the benefit of any other person or entity other than for the benefit of the Company and in furtherance of the Executive’s employment duties.

b. Duty of Loyalty. The Executive acknowledges that the Executive is a fiduciary of the Company and owes a duty of loyalty to the Company. The Executive hereby acknowledges that such duty of loyalty is a contractual duty, the breach of which will subject the Executive to liability to the Company, including without limitation, the Company’s attorney’s fees and costs, if the company pursues any claim arising from such breach.

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c. No Conflict. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, beach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which the Executive is bound, (ii) Executive is not a party to or bound by an employment agreement or non-compete which would be breached by the Executive’s execution of this Agreement or performance of the obligations of the Executive set forth herein, and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

21. Successors and Assigns.

a. Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

b. No Assignment by Executive. Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

22. Governing Law; Jurisdiction and Venue; Jury Waiver. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts-of-law principles. Any action or proceeding by either Party against the other Party, including, without limitation, to enforce this Agreement or otherwise relating to or arising out of Executive’s employment with the Company (or the termination thereof), shall be brought only in any state or federal court located in or closest to Collin County. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Executive and the Company each hereby waive the right to trial by jury in any such court action or proceeding between them, regardless of the subject matter, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Executive’s employment (or the termination thereof) with the Company.

23. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

24. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive). No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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25. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

26. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

28. At-Will Employment; No Oral Agreements. As previously set forth in Section 2, the Company and Executive acknowledge and agree that this Agreement does not affect the ability of either party to terminate their employment relationship, which relationship, unless otherwise agreed to in writing signed by an officer of the Company, may be terminated at any time, for any or no reason. No supervisor, manager or other Company representative has the authority to make any verbal promises, commitments, or statements of any kind regarding the Company’s policies, procedures or any other issues that are legally binding on the Company.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THESE TERMS AND CONDITIONS OF EMPLOYMENT AND AGREES THAT THESE TERMS AND CONDITIONS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY’S BUSINESS. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE IS ENTITLED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS SELECTION PRIOR TO SIGNING, AND HE HAS EITHER DONE SO OR ELECTED TO FOREGO THAT RIGHT.

Signatures on Next Page

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

COMPANY: AGEAGLE AERIAL SYSTEMS, INC.

By:

Name:

Title:

EXECUTIVE: WILLIAM IRBY

Signature:

Print Name:

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EXHIBIT A

OFFER LETTER BETWEEN COMPANY AND WILLIAM IRBY

EXECUTED JANUARY 25, 2024

EXHIBIT B

EXECUTIVE’S DUTIES

EXHIBIT C

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description